The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting

EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling

1-877-858-5407.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.

You may withdraw your indication of interest at any time.

 FINAL TERMS OF THE OFFERED

CLASS	INITIAL CLASS PRINCIPAL AMOUNT OR CLASS NOTIONAL AMOUNT (1)	RELATED POOL	APPROXIMATE INITIAL INTEREST RATE	SUMMARY INTEREST RATE FORMULA	DESIGNATION	S&P RATING	MOODY’S RATING	FITCH RATING
OFFERED CERTIFICATES
Pool 1 Offered Certificates
Class 1-A-1A	$225,000,000.00	1	5.460%	(2)	Super Senior	AAA	Aaa	N/A
Class 1-A-2A	$150,660,000.00	1	5.380%	(2)	Super Senior/Sequential	AAA	Aaa	N/A
Class 1-A-3A	$47,733,000.00	1	5.470%	(2)	Super Senior/Sequential	AAA	Aaa	N/A
Class 1-A-1B	$101,307,000.00	1	5.380%	(2)	Super Senior	AAA	Aaa	N/A
Class 1-A-4 (3)	$87,786,000.00	1	5.530%	(2)	Super Senior/Sequential	AAA	Aaa	N/A
Class 1-A-5 (3)	$68,054,000.00	1	5.520%	(2)	Senior Support	AAA	Aaa	N/A
Class 1-M-1	$13,059,000.00	1	5.580%	(2)	Mezzanine	AA+	Aa1	N/A
Class 1-M-2	$6,893,000.00	1	5.600%	(2)	Mezzanine	AA+	Aa2	N/A
Class 1-M-3	$4,353,000.00	1	5.620%	(2)	Mezzanine	AA	Aa3	N/A
Class 1-M-4	$3,265,000.00	1	5.690%	(2)	Mezzanine	AA-	A1	N/A
Class 1-M-5	$2,539,000.00	1	5.710%	(2)	Mezzanine	A+	A2	N/A
Class 1-M-6	$2,540,000.00	1	5.800%	(2)	Mezzanine	A	A3	N/A
Class 1-B-1	$3,627,000.00	1	6.320%	(2)	Subordinate	A-	Baa1	N/A
Class 1-B-2	$3,991,000.00	1	7.320%	(2)	Subordinate	BBB+	Baa3	N/A
Aggregate Pool A Offered Certificates
Class 2-A-1 (16)	$128,116,000.00	2	5.946%	(4)	Super Senior	AAA	N/A	AAA
Class 2-A-1A (16)	$128,116,000.00	2	5.846%	(5)	Super Senior/Exchangeable	AAA	N/A	AAA
Class 2-A-1B (16)	$128,116,000.00	2	5.746%	(5)	Super Senior/Exchangeable	AAA	N/A	AAA
Class 2-A-1C (16)	$128,116,000.00	2	5.646%	(5)	Super Senior/Exchangeable	AAA	N/A	AAA
Class 2-A-1D (16)	$128,116,000.00	2	5.546%	(5)	Super Senior/Exchangeable	AAA	N/A	AAA
Class 2-A-1E (16)	$128,116,000.00	2	5.446%	(5)	Super Senior/Exchangeable	AAA	N/A	AAA
Class 2-A-1F (16)	(6)	2	0.100%	(7)	Senior/Interest-Only/Exchangeable	AAA	N/A	AAA
Class 2-A-1G (16)	(6)	2	0.200%	(7)	Senior/Interest-Only/Exchangeable	AAA	N/A	AAA
Class 2-A-1H (16)	(6)	2	0.300%	(7)	Senior/Interest-Only/Exchangeable	AAA	N/A	AAA
Class 2-A-1I (16)	(6)	2	0.400%	(7)	Senior/Interest-Only/Exchangeable	AAA	N/A	AAA
Class 2-A-1J (16)	(6)	2	0.500%	(7)	Senior/Interest-Only/Exchangeable	AAA	N/A	AAA
Class 2-A-2	$7,817,000.00	2	5.946%	(4)	Senior Support	AAA	N/A	AAA
Class 3-A-1 (16)	$106,417,000.00	3	6.189%	(8)	Super Senior	AAA	N/A	AAA
Class 3-A-1A (16)	$106,417,000.00	3	6.089%	(9)	Super Senior/Exchangeable	AAA	N/A	AAA
Class 3-A-1B (16)	$106,417,000.00	3	5.989%	(9)	Super Senior/Exchangeable	AAA	N/A	AAA
Class 3-A-1C (16)	$106,417,000.00	3	5.889%	(9)	Super Senior/Exchangeable	AAA	N/A	AAA
Class 3-A-1D (16)	$106,417,000.00	3	5.789%	(9)	Super Senior/Exchangeable	AAA	N/A	AAA
Class 3-A-1E (16)	$106,417,000.00	3	5.689%	(9)	Super Senior/Exchangeable	AAA	N/A	AAA
Class 3-A-1F (16)	(6)	3	0.100%	(10)	Senior/Interest-Only/Exchangeable	AAA	N/A	AAA
Class 3-A-1G (16)	(6)	3	0.200%	(10)	Senior/Interest-Only/Exchangeable	AAA	N/A	AAA
Class 3-A-1H (16)	(6)	3	0.300%	(10)	Senior/Interest-Only/Exchangeable	AAA	N/A	AAA
Class 3-A-1I (16)	(6)	3	0.400%	(10)	Senior/Interest-Only/Exchangeable	AAA	N/A	AAA
Class 3-A-1J (16)	(6)	3	0.500%	(10)	Senior/Interest-Only/Exchangeable	AAA	N/A	AAA
Class 3-A-2	$6,493,000.00	3	6.189%	(8)	Senior Support	AAA	N/A	AAA
Class C-B-1	$5,940,000.00	2-3	6.056%	(11)	Subordinate	AA	N/A	AA
Class C-B-2	$3,168,000.00	2-3	6.056%	(11)	Subordinate	A	N/A	A
Class C-B-3	$1,848,000.00	2-3	6.056%	(11)	Subordinate	BBB	N/A	BBB

Class A-R	$100	N/A	(12)	(12)	Senior/Residual	AAA	Aaa	AAA
NON-OFFERED CERTIFICATES
Class C-B-4	$1,717,000.00	2-3	6.056%	(11)	Subordinate	BB	N/A	BB
Class C-B-5	$1,452,000.00	2-3	6.056%	(11)	Subordinate	B	N/A	B
Class C-B-6	$1,056,459.87	2-3	6.056%	(11)	Subordinate	N/A	N/A	N/A
Class 1-P	$100	1	(12)	(12)	Prepayment Penalties(14)	AAA	Aaa	N/A
Class 2-P	$100	2-3	(12)	(12)	Prepayment Penalties(15)	AAA	N/A	AAA
Class 1-CE	(13)	1	(12)	(12)	Excess Cash Flow	N/A	N/A	N/A

(1)

These balances are approximate and are subject to an increase or decrease of up to 5%.

(2)

The per annum certificate interest rate on the Class 1-A-1A, Class 1-A-2A, Class 1-A-3A, Class 1-A-1B, Class 1-A-4, Class 1-A-5, Class 1-M-1, Class 1-M-2, Class 1-M-3, Class 1-M-4, Class 1-M-5, Class 1-M-6, Class 1-B-1 and Class 1-B-2 Certificates will be equal to the least of (a) LIBOR plus the applicable margin set forth below, (b) the related Pool 1 Net WAC  (adjusted for the actual number of days in the related accrual period) and (c) 11.50% per annum.  The certificate margins are as follows:

Class	On or prior to the Pool 1 Initial Clean-up Call Date	After the Pool 1 Initial Clean-up Call Date
1-A-1A	0.140%	0.280%
1-A-2A	0.060%	0.120%
1-A-3A	0.150%	0.300%
1-A-1B	0.060%	0.120%
1-A-4	0.210%	0.420%
1-A-5	0.200%	0.400%
1-M-1	0.260%	0.390%
1-M-2	0.280%	0.420%
1-M-3	0.300%	0.450%
1-M-4	0.370%	0.555%
1-M-5	0.390%	0.585%
1-M-6	0.480%	0.720%
1-B-1	1.000%	1.500%
1-B-2	2.000%	3.000%

(3)

The Class 1-A-4 and Class 1-A-5 Certificates are each comprised of two components with the designations and initial component principal amounts as follows:

Component Designation	Initial Component Principal Amount	Related Subpool
1-A-4-1	$58,089,000	1A
1-A-4-2	$29,697,000	1B
1-A-5-1	$53,498,000	1A
1-A-5-2	$14,556,000	1B

Holders of the Class 1-A-4 and Class 1-A-5 Certificates may not transfer the components separately.

(4)

Interest will accrue on the Class 2-A-1 and Class 2-A-2 Certificates based upon the weighted average of the net interest rates on the pool 2 mortgage loans.

(5)

On each distribution date on or prior to the distribution date in November 2011, the per annum certificate interest rate applicable to the Class 2-A-1A, Class 2-A-1B, Class 2-A-1C, Class 2-A-1D and Class 2-A-1E Certificates will equal the weighted average of the net interest rates on the pool 2 mortgage loans, minus the related Pool 2 Certificate Margin.  On each distribution date on and after the distribution date in December 2011, the per annum certificate interest rate applicable to the Class 2-A-1A, Class 2-A-1B, Class 2-A-1C, Class 2-A-1D and Class 2-A-1E Certificates will equal the weighted average of the net interest rates on the pool 2 mortgage loans.

(6)

On any distribution date, the class notional amount of a class of interest-only certificates will be equal to the class principal amount of the Related P&I Certificates.

(7)

On each distribution date on or prior to the distribution date in November 2011, the per annum certificate interest rate applicable to the Class 2-A-1F, Class 2-A-1G, Class 2-A-1H, Class 2-A-1I and Class 2-A-1J Certificates will equal the related Pool 2 Certificate Margin.  On each distribution date on and after the distribution date in December 2011, the per annum certificate interest rate applicable to the Class 2-A-1F, Class 2-A-1G, Class 2-A-1H, Class 2-A-1I and Class 2-A-1J Certificates will equal zero and the Class 2-A-1F, Class 2-A-1G, Class 2-A-1H, Class 2-A-1I and Class 2-A-1J Certificates will not be entitled to payments in respect of interest.

(8)

Interest will accrue on the Class 3-A-1 and Class 3-A-2 Certificates based upon the weighted average of the net interest rates on the pool 3 mortgage loans, as described in this prospectus supplement.

(9)

On each distribution date on or prior to the distribution date in December 2013, the per annum certificate interest rate applicable to the Class 3-A-1A, Class 3-A-1B, Class 3-A-1C, Class 3-A-1D and Class 3-A-1E Certificates will equal the weighted average of the net interest rates on the pool 3 mortgage loans, minus the related Pool 3 Certificate Margin.  On each distribution date on and after the distribution date in January 2014, the per annum certificate interest rate applicable to the Class 3-A-1A, Class 3-A-1B, Class 3-A-1C, Class 3-A-1D and Class 3-A-1E Certificates will equal the weighted average of the net interest rates on the pool 3 mortgage loans.

(10)

On each distribution date on or prior to the distribution date in December 2013, the per annum certificate interest rate applicable to the Class 3-A-1F, Class 3-A-1G, Class 3-A-1H, Class 3-A-1I and Class 3-A-1J Certificates will equal the related Pool 3 Certificate Margin.  On each distribution date on and after the distribution date in January 2014, the per annum certificate interest rate applicable to the Class 3-A-1F, Class 3-A-1G, Class 3-A-1H, Class 3-A-1I and Class 3-A-1J Certificates will equal zero and the Class 3-A-1F, Class 3-A-1G, Class 3-A-1H, Class 3-A-1I and Class 3-A-1J Certificates will not be entitled to payments in respect of interest.

(11)

Interest will accrue on the Class C-B-1, Class C-B-2, Class C-B-3, Class C-B-4, Class C-B-5 and Class C-B-6 Certificates based upon the weighted average of the net interest rates on all of the pool 2 and pool 3 mortgage loans.

(12)

The Class A-R, Class 1-P, Class 2-P and Class 1-CE Certificates will not be entitled to payments in respect of accrued interest.

(13)

The Class 1-CE Certificates will not have a principal balance, but will be entitled to related net monthly excess cashflow on the pool 1 mortgage loans, as described under “Description of the Certificates—Distributions on the Pool 1 Certificates”.

(14)

The Class 1-P Certificates will be entitled to prepayment penalties or charges received in respect of the pool 1 mortgage loans.

(15)

The Class 2-P Certificates will be entitled to prepayment penalties or charges received in respect of the mortgage loans in aggregate pool A.

(16)

Each of these classes of certificates are exchangeable for certain other classes of offered certificates.

CLASS	RECORD DATE(1)	DELAY/ ACCRUAL PERIOD(2)	INTEREST ACCRUAL CONVENTION	EXPECTED FINAL DISTRIBUTION DATE	FINAL SCHEDULED DISTRIBUTION DATE	MINIMUM DENOMINATION (3)	INCREMENTAL DENOMINATIONS	CUSIP
OFFERED CERTIFICATES
Pool 1 Offered Certificates
Class 1-A-1A	DD	0	Actual/360	August 2013	March 2037	$100,000	$1	466287AA7
Class 1-A-2A	DD	0	Actual/360	May 2009	March 2037	$100,000	$1	466287AB5
Class 1-A-3A	DD	0	Actual/360	February 2011	March 2037	$100,000	$1	466287AC3
Class 1-A-1B	DD	0	Actual/360	February 2011	March 2037	$100,000	$1	466287BD0
Class 1-A-4	DD	0	Actual/360	August 2013	March 2037	$100,000	$1	466287AD1
Class 1-A-5	DD	0	Actual/360	August 2013	March 2037	$100,000	$1	466287AE9
Class 1-M-1	DD	0	Actual/360	August 2013	March 2037	$100,000	$1	466287AF6
Class 1-M-2	DD	0	Actual/360	August 2013	March 2037	$100,000	$1	466287AG4
Class 1-M-3	DD	0	Actual/360	August 2013	March 2037	$100,000	$1	466287AH2
Class 1-M-4	DD	0	Actual/360	August 2013	March 2037	$100,000	$1	466287AJ8
Class 1-M-5	DD	0	Actual/360	June 2013	March 2037	$100,000	$1	466287AK5
Class 1-M-6	DD	0	Actual/360	January 2013	March 2037	$100,000	$1	466287AL3
Class 1-B-1	DD	0	Actual/360	July 2012	March 2037	$100,000	$1	466287AM1
Class 1-B-2	DD	0	Actual/360	July 2011	March 2037	$100,000	$1	466287AN9
Aggregate Pool A Offered Certificates
Class 2-A-1	CM	24	30/360	February 2012	March 2037	$100,000	$1	466287AP4
Class 2-A-1A	CM	24	30/360	February 2012	March 2037	$100,000	$1	466287BY4
Class 2-A-1B	CM	24	30/360	February 2012	March 2037	$100,000	$1	466287BZ1
Class 2-A-1C	CM	24	30/360	February 2012	March 2037	$100,000	$1	466287BE8
Class 2-A-1D	CM	24	30/360	February 2012	March 2037	$100,000	$1	466287BF5
Class 2-A-1E	CM	24	30/360	February 2012	March 2037	$100,000	$1	466287BG3
Class 2-A-1F	CM	24	30/360	November 2011	March 2037	$100,000	$1	466287BH1
Class 2-A-1G	CM	24	30/360	November 2011	March 2037	$100,000	$1	466287BJ7
Class 2-A-1H	CM	24	30/360	November 2011	March 2037	$100,000	$1	466287BK4
Class 2-A-1I	CM	24	30/360	November 2011	March 2037	$100,000	$1	466287BL2
Class 2-A-1J	CM	24	30/360	November 2011	March 2037	$100,000	$1	466287BM0
Class 2-A-2	CM	24	30/360	February 2012	March 2037	$100,000	$1	466287AQ2
Class 3-A-1	CM	24	30/360	February 2014	March 2037	$100,000	$1	466287AR0
Class 3-A-1A	CM	24	30/360	February 2014	March 2037	$100,000	$1	466287BN8
Class 3-A-1B	CM	24	30/360	February 2014	March 2037	$100,000	$1	466287BP3
Class 3-A-1C	CM	24	30/360	February 2014	March 2037	$100,000	$1	466287BQ1
Class 3-A-1D	CM	24	30/360	February 2014	March 2037	$100,000	$1	466287BR9
Class 3-A-1E	CM	24	30/360	February 2014	March 2037	$100,000	$1	466287BS7
Class 3-A-1F	CM	24	30/360	December 2013	March 2037	$100,000	$1	466287BT5
Class 3-A-1G	CM	24	30/360	December 2013	March 2037	$100,000	$1	466287BU2
Class 3-A-1H	CM	24	30/360	December 2013	March 2037	$100,000	$1	466287BV0
Class 3-A-1I	CM	24	30/360	December 2013	March 2037	$100,000	$1	466287BW8
Class 3-A-1J	CM	24	30/360	December 2013	March 2037	$100,000	$1	466287BX6
Class 3-A-2	CM	24	30/360	February 2014	March 2037	$100,000	$1	466287AS8
Class C-B-1	CM	24	30/360	February 2014	March 2037	$100,000	$1	466287AT6
Class C-B-2	CM	24	30/360	February 2014	March 2037	$100,000	$1	466287AU3
Class C-B-3	CM	24	30/360	February 2014	March 2037	$100,000	$1	466287AV1

Class A-R	CM	N/A	N/A	March 2007	March 2037	$100	(5)	466287AW9

NON-OFFERED CERTIFICATES
Class C-B-4	CM	24	30/360	February 2014	March 2037	$100,000	$1	466287AX7
Class C-B-5	CM	24	30/360	February 2014	March 2037	$100,000	$1	466287AY5
Class C-B-6	CM	24	30/360	February 2014	March 2037	$100,000	$1	466287AZ2
Class 1-P	CM	N/A	N/A	December 2010	March 2037	$100	(5)	466287BA6
Class 2-P	CM	N/A	N/A	December 2010	March 2037	$100	(5)	466287BB4
Class 1-CE	CM	N/A	N/A	March 2012	March 2037	(5)	(5)	466287BC2

(1)

CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date.    DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)

24 Day = For any distribution date, the interest accrual period will be calendar month preceding that distribution date.  0 day = For any distribution date, the period from and including the 25th day of the month immediately preceding such distribution date (or in the case of the first distribution date, February 28, 2007) to and including the 24th day of the month of such distribution date.

(3)

The Class A-R, Class 1-P, Class 2-P and Class 1-CE Certificates will be issued in definitive, fully registered form, representing the entire percentage interest of that class.